                                                Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-72675

PROSPECTUS

                               SAPIENT CORPORATION


                          73,250 SHARES OF COMMON STOCK

                              ---------------------

         In August 1998, Sapient Corporation issued 498,314 shares of common stock to the former stockholders of Studio Archetype, Inc. in connection with our acquisition of that company. This prospectus relates to resales of some of those shares by certain former stockholders of Studio. We will not receive any of the proceeds from the sale of the shares.

         Sapient has agreed to pay certain expenses of registering the shares being offered by the selling stockholders. The selling stockholders will pay all underwriting discounts and selling commissions, if any, in connection with the sale of the shares.

         The selling stockholders, or their pledgees, donees, transferees or other successors in interest, may sell the shares in public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. Sapient's common stock is traded on the Nasdaq National Market under the symbol SAPE. On March 1, 1999, the closing sale price of our common stock on Nasdaq was $68.50 per share.

          THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 7.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                 The date of this prospectus is March 1, 1999.

                                TABLE OF CONTENTS


                                                                            Page


Where to Find More Information................................................3

Incorporation of Certain Documents by Reference...............................3

Special Note Regarding Forward-looking Information............................4

Summary Description of Our Business...........................................5

Recent Developments...........................................................6

Risk Factors..................................................................7

Use of Proceeds..............................................................13

The Studio Acquisition.......................................................13

Selling Stockholders.........................................................13

Description of Capital Stock.................................................15

Plan of Distribution.........................................................17

Legal Matters................................................................19

Experts  ....................................................................19


         WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE SELLING STOCKHOLDERS ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF SAPIENT COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF THE SHARES.


                                       -2-

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                         WHERE TO FIND MORE INFORMATION

         We file annual, quarterly, and current reports, proxy statements, and other documents with the Securities and Exchange Commission and with Nasdaq. Here are ways you can access this information:


                WHAT IS AVAILABLE                    WHERE TO GET IT
         --------------------------------     ----------------------------------

                                              SEC's Public Reference Room
                                              Judiciary Plaza Building
                                              450 Fifth Street, N.W., Room 1024
                                              Washington, D.C. 20549
              Paper copies of information
                                              The Nasdaq Stock Market, Inc.
                                              1735 K Street, N.W.
                                              Washington, D.C. 20006
         --------------------------------     ----------------------------------
                      On-line information     SEC's Internet website at
                                              http://www.sec.gov
         --------------------------------     ----------------------------------
                    Information about the     Call the SEC at
              SEC's Public Reference Room     1-800-SEC-0330
         --------------------------------     ----------------------------------


         This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding Sapient and its common stock, including certain exhibits and schedules. You can get a copy of the registration statement from the sources listed above.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to incorporate into this prospectus information we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus, and information that we file after March 1, 1999 (the date of this prospectus) with the SEC will automatically update and may supersede this information. We are incorporating by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the sale of all the shares covered by this prospectus.

         The following documents filed by Sapient with the SEC are incorporated herein by reference:

                  (i) The Company's Annual Report on Form 10-K for the year ended December 31, 1997, filed with the Commission on March 13, 1998, as


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



                           amended by Form 10-K/As filed with the Commission on March 18, 1998 and March 30, 1998;

                  (ii) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, filed with the Commission on May 14, 1998;

                  (iii) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, filed with the Commission on August 13, 1998;

                  (iv) The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, filed with the Commission on November 16, 1998, as amended by Form 10-Q/A filed with the Commission on February 23, 1999;

                  (v) The Company's Current Report on Form 8-K dated March 17, 1998, filed with the Commission on March 18, 1998;

                  (vi) The Company's Current Report on Form 8-K dated August 25, 1998, filed with the Commission on August 31, 1998, as amended by Form 8-K/As filed with the Commission on November 4, 1998 and February 23, 1999; and

                  (vii) The Company's Registration Statement on Form 8-A, filed with the Commission on March 26, 1996, as amended by Form 8-A/A on March 28, 1996.

         You may request a copy of these documents, which will be provided to you at no cost, by telephone or by writing to:

                               Sapient Corporation
                               One Memorial Drive
                         Cambridge, Massachusetts 02142
                          Attention: Investor Relations
                                 (617) 621-0200


               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

         This prospectus contains or incorporates "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words "believes," "anticipates," "plans," "expects," "may," "will," "intends," "estimates" and similar expressions, whether in the negative or affirmative, are intended to identify forward-looking statements. We can give no assurance that we actually will achieve these plans, intentions or expectations. Our actual results could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements. We have included important factors in the cautionary statements below that we believe could cause our actual results to differ materially from our forward-looking statements. We do not intend to update information contained in any of our forward-looking statements.

                       SUMMARY DESCRIPTION OF OUR BUSINESS

         Sapient Corporation is an innovative provider of integrated management consulting services, Internet commerce solutions and systems implementation services. Using a proven, fixed-price model designed to ensure on-budget and on-time delivery, we offer a variety of integrated services to help clients rapidly achieve their critical business objectives, including:

         -        implementation and integration of packaged software solutions,

         -        custom software development,

         -        implementation of enterprise resource planning systems,

         -        production support, and

         -        business and operational consulting.

We target clients in information-intensive industries, including Financial Services, Energy Services, Manufacturing, Communications, Health Care and Government.

         We deliver services using our proprietary QUADD (Quality Design and Delivery) process. QUADD is a workshop-based methodology that emphasizes active client participation to help visualize, prioritize and create time-critical business and technology solutions. We believe that the QUADD process is an important competitive differentiator that allows us and our clients to better understand the clients' business needs, and to design, develop, integrate and implement solutions that address those needs. The QUADD process consists of four stages: RIP workshop, Design, Implementation and Production.

         - The RIP (Rapid Implementation Plan) workshop is designed to rapidly identify the client's needs and develop a strategy and action plan to meet those needs.

         - The Design workshop focuses on outlining the proposed process changes and required information technology solutions.

         - The Implementation stage primarily involves the development and testing of the new applications or enhancements to third-party packaged software applications or existing Sapient-developed solutions.

         - The Production stage primarily involves the maintenance, enhancement and support of the solution after it is operational.

         In December 1997, we acquired EXOR Technologies, Inc., a Dallas-based consulting and systems integration firm recognized as a leader in implementing ERP solutions using Oracle applications. In August 1998, we acquired Studio Archetype, Inc., a San Francisco-based company which provides consultation and design services in the areas of Internet website design, brand and identity design, user interface design, content development and 3D modeling and animation.

         Our headquarters are located at One Memorial Drive, Cambridge, MA 02142, and our telephone number is (617) 621-0200. Sapient(R), QUADD(R) and RIP(R) are registered servicemarks of Sapient and Studio Archetype(R) is a registered servicemark of Studio, a wholly owned subsidiary of Sapient.


                               RECENT DEVELOPMENTS

         We recently announced financial results for our fourth quarter and year ended December 31, 1998. For the year, consolidated revenues increased 77% to $160,372,000, from $90,360,000 for 1997. Net income for the year would have been $20,725,000 or $0.74 per share, excluding a one-time charge of $11,100,000 (offset by a tax benefit of $4,074,000) associated with the acquisition of Studio compared to $12,705,000 or $0.49 per share, excluding a one-time charge of $560,000 (offset by a tax benefit of $213,000) associated with the acquisition of EXOR for the year ended 1997. Including the one-time charges, net income for 1998 was $13,699,000 or $0.49 per share, compared to $12,358,000 or $0.47 per share for the year ended 1997.

         Consolidated revenues for the quarter ended December 31, 1998 increased 95% to $52,454,000 from $26,965,000 for the same period in 1997. Diluted earnings per share for the quarter was $0.21, compared to $0.14 for the same period of 1997, excluding the one-time charge associated with the acquisition of EXOR. Net income for the quarter ended December 31, 1998 was $6,012,000, representing a 68 percent increase over the fourth quarter of 1997, excluding the one-time charge associated with the acquisition of EXOR.

         Although we reported our third quarter results of 1998 in accordance with what we believed were established accounting practice and valuation methodologies for acquired in-process research and development, we have taken the initiative to conform our accounting for acquisition-related in-process research and development charges in response to recent SEC interpretative guidelines. Accordingly, we have reduced our research and development charge from $14,800,000 we recorded in the third quarter of 1998 to reflect the acquisition of Studio to $11,100,000. The $3,700,000 reduction in the value of the in-process technology will be capitalized as goodwill and amortized over 7 years. Amortization of intangibles related to the Studio acquisition for the fourth quarter and total year amounted to $559,000 and $687,000, respectively. The impact on this restatement for the third quarter of 1998 is to reduce the previously reported net loss from $3,969,000 to $1,627,000.

                                  RISK FACTORS

         You should carefully consider the risks described below before making an investment decision. If any of the events described below actually occur, our business, financial condition, or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline and you may lose all or part of your investment.

         This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of a variety of factors, including those set forth in the following risk factors and elsewhere in, or incorporated by reference into, this prospectus. In evaluating an investment in the shares, you should consider carefully the following risk factors in addition to the other information presented in this prospectus or incorporated by reference into this prospectus.

WE MAY HAVE DIFFICULTY MANAGING OUR GROWTH

         Our growth has placed significant demands on our management and other resources. Our revenues increased approximately 77% in 1998 from approximately $90.3 million in 1997 to approximately $160.3 million in 1998. Our staff increased from 817 full-time employees at December 31, 1997 to 1,450 at December 31, 1998. Our future success will depend on our ability to manage our growth effectively, including by:

         - developing and improving our operational, financial and other internal systems,

         -        improving our business development capabilities,

         -        continuing to train, motivate and manage our employees,

         -        continuing to set fixed-price fees accurately,

         -        maintaining high rates of employee utilization, and

         -        maintaining project quality.

Our management has limited experience managing a business of Sapient's size or managing a public company. If we are unable to manage our growth and projects effectively, such inability could have a material adverse effect on the quality of our services and products, our ability to retain key personnel and our business, financial condition and results of operations.

OUR BUSINESS COULD BE ADVERSELY AFFECTED IF WE ARE UNABLE TO INTEGRATE BUSINESSES WE ACQUIRE

         In December 1997, we completed the acquisition of EXOR and in August 1998, we completed the acquisition of Studio. The anticipated benefits from any acquisition, including our acquisitions of EXOR and Studio, may not be achieved unless the operations of the acquired business are successfully combined with those of Sapient in a timely manner. The integration of acquisitions requires substantial attention from management. The diversion of the attention of management, and any difficulties encountered in the transition process, could have an adverse impact on our business, financial condition and results of operations. In addition, the process of integrating various businesses could cause the interruption of, or a loss of momentum in, the activities of some or all of these businesses, which could have an adverse effect on our business, financial condition and results of operations.

WE MAY NOT BE ABLE TO ATTRACT AND RETAIN PROFESSIONAL STAFF

         Our business is labor intensive. Our success will depend in large part upon our ability to attract, retain, train and motivate highly-skilled employees, particularly project managers and other senior technical personnel. There is significant competition for employees with the skills required to perform the services we offer. Qualified project managers and senior technical staff are in great demand and are likely to remain a limited resource for the foreseeable future. There can be no assurance that we will be successful in attracting a sufficient number of highly skilled employees in the future, or that we will be successful in retaining, training and motivating the employees we are able to attract. Any inability to retain, train and motivate our employees could impair our ability to adequately manage and complete our existing projects and to bid for or obtain new projects. If our employees are unable to achieve expected performance levels, our business, financial condition and results of operations could be adversely affected.

THE PRICE OF OUR COMMON STOCK IS SUBJECT TO SIGNIFICANT FLUCTUATION

         The trading price of our common stock could be subject to wide fluctuations in response to quarterly variations in:

         -        operating results,

         -        changes in earnings estimates by analysts,

         - announcements of new contracts or service offerings by us or our competitors,

         - general economic or stock market conditions unrelated to our operating performance, and

         -        other events or factors.

OUR BUSINESS IS SENSITIVE TO ECONOMIC DOWNTURNS

         Our revenues and results of operations will be influenced by general economic conditions. In the event of a general economic downturn or a recession in the United States, Europe or Asia, our clients and potential clients may substantially reduce their information technology and related budgets. Such an economic downturn may materially and adversely affect our business, financial condition and results of operations.

WE DEPEND HEAVILY ON OUR PRINCIPAL CLIENTS

         We have derived, and believe that we will continue to derive, a significant portion of our revenues from a limited number of large clients. In 1998, our five largest clients accounted for approximately 30% of our revenues, with four clients each accounting for more than 5% of such revenues. The volume of work performed for specific clients is likely to vary from year to year, and a major client in one year may not use our services in a subsequent year. The loss of any large client could have a material adverse effect on our business, financial condition and results of operations. In addition, revenues from a large client may constitute a significant portion of our total revenues in a particular quarter.

WE DEPEND HEAVILY ON LARGE PROJECTS

         Most of our fixed-price contracts are terminable by the client following limited notice and without significant penalty. The cancellation or a significant reduction in the scope of a large project could have a material adverse effect on our business, financial condition and results of operations. In addition, while the QUADD process is designed as an integrated approach, each stage of the QUADD process represents a separate contractual commitment at the end of which the client may elect not to proceed to the next stage. A decision by any large client not to proceed with a project to the stage we anticipated could have a material adverse effect on our business, financial condition and results of operations.

WE ENTER INTO FIXED-PRICE CONTRACTS

         An important element of our strategy is to enter into fixed-price, fixed-timeframe contracts, rather than contracts in which payment to us is determined on a time and materials basis. Consistent with this strategy, we intend to provide our enterprise resource planning system implementation services, which historically have been provided by EXOR on a time and materials basis, on a fixed-price, fixed-timeframe basis. Our failure to accurately estimate the resources required for a project (including an enterprise resource planning system implementation, with respect to which we have limited experience) or our failure to complete our contractual obligations in a manner consistent with the project plan upon which our fixed-price, fixed-timeframe contract was based would adversely affect our overall profitability and could have a material adverse effect on our business, financial condition and results of operations. We have been required to commit unanticipated additional resources to complete certain projects, which has resulted in losses on certain contracts. We recognize that we will experience similar situations in the future. In addition, for certain projects we may fix the price before the design specifications are finalized, which could result in a fixed price that turns out to be too low and therefore adversely affect our profitability.

OUR MARKETS ARE SUBJECT TO RAPID CHANGE

         We have derived a significant portion of our revenues from projects based primarily on client/server and Web-based architectures. These markets are continuing to develop and are subject to rapid change. Our near-term success is dependent in part on the continued acceptance of information processing systems using client/server and Web-based architectures. Any factors negatively affecting the acceptance of such technology could have a material adverse effect on our business, financial condition and results of operations.


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



WE MAY HAVE DIFFICULTY RESPONDING TO CHANGING TECHNOLOGY, INDUSTRY STANDARDS AND CLIENT PREFERENCES

         Our success will depend in part on our ability to develop information technology solutions which keep pace with continuing changes in technology, evolving industry standards and changing client preferences. There can be no assurance that we will be successful in addressing these developments on a timely basis or that if addressed we will be successful in the marketplace. Our failure to address these developments could have a material adverse effect on our business, financial condition and results of operations.

WE FACE SIGNIFICANT COMPETITION FROM A VARIETY OF SOURCES

         The markets for the services we provide are highly competitive. We believe that we currently compete principally with consulting and software integration firms, application software vendors and internal information systems groups. Many of these companies have significantly greater financial, technical and marketing resources than we do and generate greater revenues and have greater name recognition than we do. In addition, there are relatively low barriers to entry into our markets and we have faced, and expect to continue to face, additional competition from new entrants into our markets.

         We believe that the principal competitive factors in our markets include:

         -        quality of service and deliverables,

         -        speed of development and implementation,

         -        price,

         -        project management capability, and

         -        technical and business expertise.

We believe that our ability to compete also depends in part on a number of competitive factors outside our control, including:

         - the ability of our competitors to hire, retain and motivate project managers and other senior technical staff,

         - the development by others of software that is competitive with our products and services, and

         -        the extent of our competitors' responsiveness to client needs.

There can be no assurance that we will be able to compete successfully with our competitors.

OUR OPERATING RESULTS ARE SUBJECT TO FLUCTUATIONS

         Our revenues and earnings may fluctuate from quarter to quarter based on such factors as:

         - the number, size and scope of projects in which we are engaged,

         - the contractual terms and degree of completion of such projects,

         -        any delays incurred in connection with projects,

         - employee utilization rates (particularly utilization rates of employees who specialize in certain third-party applications or architectures and of recently hired employees),

         -        the adequacy of provisions for losses,

         - the accuracy of estimates of resources required to complete ongoing projects, and

         -        general economic conditions.

A high percentage of our operating expenses, particularly personnel and rent, are fixed in advance of any particular quarter. As a result, unanticipated variations in the number, or progress toward completion, of our projects or in employee utilization rates may cause significant variations in operating results in any particular quarter and could result in losses for such quarter. An unanticipated termination of a major project, a client's decision not to proceed to the stage of a project we anticipated or the completion during a quarter of several major client projects, could require us to maintain underutilized employees and could therefore have a material adverse effect on our business, financial condition and results of operations.

OUR BUSINESS COULD BE ADVERSELY AFFECTED IF WE ARE UNABLE TO PROTECT OUR PROPRIETARY TECHNOLOGY

         Our success depends, in part, upon our proprietary QUADD methodology and other intellectual property rights including but not limited to the research and development projects engaged in by Studio. We rely upon a combination of trade secret, nondisclosure and other contractual arrangements, and copyright and trademark laws to protect our proprietary rights. We enter into confidentiality agreements with our employees, generally require that our consultants and clients enter into such agreements, and limit access to and distribution of our proprietary information. There can be no assurance that the steps taken by us in this regard will be adequate to deter misappropriation of our proprietary information or that we will be able to detect unauthorized use and take appropriate steps to enforce our intellectual property rights.

WE MAY NOT HAVE THE RIGHT TO RESELL OR REUSE APPLICATIONS DEVELOPED FOR SPECIFIC CLIENTS

         A portion of our business involves the development of software applications for specific client engagements. Ownership of such software is the subject of negotiation and is frequently assigned to the client, although we may retain a license for certain uses. Issues relating to the ownership of and rights to use software applications can be complicated and there can be no assurance that disputes will not arise that affect our ability to resell or reuse such applications.

OTHERS COULD CLAIM THAT WE INFRINGE THEIR INTELLECTUAL PROPERTY

         Although we believe that our services and products do not infringe on the intellectual property rights of others, there can be no assurance that such a claim will not be asserted against us in the future, or that if asserted any such claim will be successfully defended. A successful claim against us could materially and adversely affect our business, financial condition and results of operations.

YEAR 2000 ISSUES MAY AFFECT OUR BUSINESS

         Although we do not believe that year 2000 issues will have a significant impact on our internal operations or on solutions developed for clients where we have provided an express warranty regarding the year 2000 issue, there can be no assurance that we will not experience interruptions of operations because of year 2000 problems or become involved in disputes with clients regarding year 2000 problems involving solutions we developed or implemented or the interaction of such solutions with other applications. Year 2000 problems could require Sapient to incur unanticipated expenses, and such expenses could have a material adverse effect on our business, financial condition and results of operations. Furthermore, the purchasing patterns of clients or potential clients may be affected by year 2000 issues as companies expend significant resources to correct their current systems for year 2000 compliance. These expenditures may result in reduced funds being available to purchase services offered by Sapient.

OUR OFFICERS AND DIRECTORS HAVE SIGNIFICANT VOTING POWER

         Messrs. Greenberg and Moore, our co-Chairmen of the Board of Directors and co-Chief Executive Officers, beneficially own approximately 42% of our outstanding Common Stock. As a result, these stockholders have the ability to substantially influence and may effectively control, the outcome of corporate actions requiring stockholder approval, including the election of directors. This concentration of ownership may have the effect of delaying or preventing a change in control of Sapient.

WE ARE DEPENDENT ON A NUMBER OF KEY PERSONNEL

         Our success will depend in large part upon the continued services of a number of key employees, including Sapient's founders and co-Chairmen of the Board of Directors and co-Chief Executive Officers, Jerry A. Greenberg and J. Stuart Moore. The employment contracts with Messrs. Greenberg and Moore and with our other key personnel provide that employment is terminable at will by either party. The loss of the services of either of Messrs.

Greenberg or Moore or of one or more of our other key personnel could have a material adverse effect on Sapient. In addition, if one or more of our key employees resigns from Sapient to join a competitor or to form a competing company, the loss of such personnel and any resulting loss of existing or potential clients to any such competitor could have a material adverse effect on our business, financial condition and results of operations. In the event of the loss of any such personnel, there can be no assurance that we would be able to prevent the unauthorized disclosure or use of its technical knowledge, practices or procedures by such personnel.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the shares by the selling stockholders. Also, we will bear most of the costs of registering the shares covered by this prospectus. Those costs include registration and filing fees and Nasdaq listing fees and fees and expenses of our counsel and accountants.

         However, the selling stockholders will be responsible for any underwriting discounts and commissions or expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services.

                             THE STUDIO ACQUISITION

         We acquired all of the outstanding common stock of Studio on August 25, 1998 through a series of stock purchase agreements. As a result of the acquisition, Studio became a wholly owned subsidiary of Sapient. The acquisition of Studio has been treated as a taxable purchase and sale of Studio shares for U.S. income tax purposes and has been accounted for under the purchase method of accounting.

         In exchange for the Studio stock, we issued an aggregate of 498,314 shares of Sapient common stock, which were valued at approximately $24.4 million based on the last sale price of Sapient common stock on the Nasdaq National Market on August 25, 1998, and paid an aggregate of $250,000 in cash to the former stockholders of Studio. 49,829 of the shares were placed in escrow to secure the indemnification obligations of certain of the selling stockholders.

         We agreed to use our best efforts to register 351,815 of the shares for resale by the former Studio stockholders at various dates during the twelve months following the acquisition. In August 1998, we registered 205,315 of these shares. We are required to register an additional 73,250 shares by May 22, 1999.

                              SELLING STOCKHOLDERS

         The following table sets forth, to our knowledge, certain information, as of February 4, 1999, with respect to the selling stockholders.

         None of the selling stockholders holds any position or office with, has been employed by, or has otherwise had a material relationship with Sapient or any of its subsidiaries within the past three years, except that in connection with the acquisition of Studio, we entered into an employment letter with Clement Mok, formerly Chairman, President and Chief Identity Architect of Studio, providing for his employment as Chief Creative Officer of Sapient and with each of Mark Crumpacker, Chief Executive Officer and Executive Creative Director of Studio, Peter Rack, Chief Financial Officer and Secretary of Studio, Eric Wilson, Senior Vice President of Studio and Todd Holcomb, Vice President of Operations of Studio, providing for their continued employment by Studio in positions similar to those held by them prior to the acquisition and at their current rate of compensation. The employment relationships are not for a stated term but are "employment at will" relationships. In connection with the purchase agreements, certain of the selling stockholders also entered into non-competition and non-solicitation agreements with Sapient or Studio and we lent to each selling stockholder funds to facilitate the payment of taxes by such selling stockholder.


                                 Number of      Percentage of                                        Percentage
                                 Shares of        Shares of                        Number of        of Shares of
                                  Common           Common          Number of       Shares of           Common
                                   Stock            Stock          Shares of         Common            Stock
                               Beneficially     Beneficially        Common           Stock          Beneficially
                                Owned Prior      Owned Prior         Stock        Beneficially      Owned after
       Name of Selling              to           to Offering        Offered       Owned After         Offering
         Stockholder            Offering(1)        (1)(2)           Hereby       Offering(1)(2)        (1)(2)
---------------------------    ------------     -------------      ---------     --------------     ------------

Clement Mok................       129,992             *              39,152          90,840               *

Mark Crumpacker............        82,765             *              24,905          57,860               *

Peter Rack.................        16,631             *               4,981(3)       11,650               *

Eric Wilson................        11,490             *               3,457           8,033               *

Todd Holcomb...............         2,490             *                 755           1,735               *

--------------------
*   Less than one percent of the number of shares of common stock outstanding.

(1) The number of shares beneficially owned is determined under rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. The selling stockholders have sole voting power and investment power with respect to all shares listed as owned by the selling stockholders. Certain of such shares may be registered in the name of a nominee holder, including, without limitation, Goldman, Sachs & Co. Does not include an aggregate of 49,829 shares of Sapient's common stock placed in escrow to secure the indemnification obligations of certain selling stockholders.

(2) We do not know when or in what amounts a selling stockholder may offer shares for sale and there can be no assurance that the selling stockholders will sell any or all of the shares offered hereby. Because each selling stockholder may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares that will be held by the selling stockholders after completion of the offering, no estimate can be given as to the amount of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered hereby will be held by the selling stockholders.

(3) In addition to the 4,981 shares of common stock held by Mr. Rack registered hereby, Sapient previously registered 98 shares held by Mr. Rack in connection with Registration Statement No. 333-62589 which were not sold by Mr. Rack as of February 4, 1999.

                          DESCRIPTION OF CAPITAL STOCK

         The authorized capital stock of Sapient consists of 100,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share.

COMMON STOCK

         As of January 31, 1999, there were issued and outstanding an aggregate of 26,684,869 shares of Common Stock held of record by 291 stockholders.

         Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to the preferential dividend rights of any outstanding preferred stock. Upon the liquidation, dissolution or winding-up of Sapient, holders of common stock are entitled to receive ratably the net assets of Sapient available for distribution after the payment of all debts and other liabilities of Sapient and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are, and the shares will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that we may designate and issue in the future.

PREFERRED STOCK

         The Board of Directors is authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of preferred stock, in one or more series. Each such series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by the Board of Directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights.

         The stockholders of Sapient have granted the Board of Directors authority to issue preferred stock and to determine its rights and preferences in order to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock. No shares of preferred stock are issued or outstanding and we have no present plans to issue any shares of preferred stock.

DELAWARE LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

         We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

         Our Amended and Restated Certificate of Incorporation and our Restated Bylaws provide for the division of the Board of Directors into three classes as nearly equal in size as possible with staggered three-year terms. In addition, the Amended and Restated Certificate of Incorporation and Restated Bylaws provide that directors may be removed only for cause by the affirmative vote of the holders of two-thirds of the shares of capital stock of Sapient entitled to vote. Under the Amended and Restated Certificate of Incorporation and the Restated Bylaws, any vacancy on the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board, may only be filled by vote of a majority of the directors then in office. The classification of the Board of Directors and the limitations on the removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of Sapient.

         The Amended and Restated Certificate of Incorporation and the Restated Bylaws also provide that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting. The Amended and Restated Certificate of Incorporation and the Restated Bylaws further provide that special meetings of the stockholders may only be called by a Chairman of the Board of Directors, a Chief Executive Officer or, if none, a President of the Company or by the Board of Directors. Under our Restated Bylaws, in order for any matter to be considered "properly brought" before a meeting, a stockholder must comply with certain requirements regarding advance notice to the Company. The foregoing provisions could have the effect of delaying until the next stockholders' meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage another person or entity from making a tender offer for our common stock, because such person or entity, even if it acquired a majority of our outstanding voting securities, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders' meeting, and not by written consent.

         The General Corporation Law of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's Certificate of Incorporation or Bylaws, unless a corporation's Certificate of Incorporation or Bylaws, as the case may be, require a greater percentage. Our Amended and Restated Certificate of Incorporation and the Restated Bylaws require the affirmative vote of the holders of at least 75% of the shares of capital stock of Sapient issued and outstanding and entitled to vote to amend or repeal any of the provisions described in the prior two paragraphs.

         The Amended and Restated Certificate of Incorporation contains certain provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate a director's liability to Sapient or its stockholders for monetary damages for a breach of fiduciary duty, except in circumstances involving certain wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. The Amended and Restated Certificate of Incorporation also contains provisions obligating us to indemnify our officers and directors to the fullest extent permitted by the General Corporation Law of Delaware. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

                              PLAN OF DISTRIBUTION

         We are registering all of the shares on behalf of the selling stockholders. "Selling stockholders," as used in this prospectus, includes donees, pledgees, transferees or other successors in interest selling shares received from a named selling stockholder after the date of this prospectus. The selling stockholders may sell their shares from time to time. The selling stockholders will act independently of Sapient in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The selling stockholders may sell their shares by one or more of, or a combination of, the following methods:

         - purchases by a broker-dealer as principal and the resale by such broker or dealer for its account pursuant to this prospectus,

         - ordinary brokerage transactions and transactions in which the broker solicits purchasers,

         - block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

         - an over-the-counter distribution in accordance with the rules of the Nasdaq National Market,

         -        in privately negotiated transactions,

         -        in options transactions, and

         - for shares that qualify for resale under Rule 144 of the Securities Act, under that rule rather than this prospectus.

         In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or discounts from the selling stockholders in amounts to be negotiated immediately prior to the sale. In offering the shares covered hereby, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

         In connection with the offering contemplated hereby, certain persons participating in the offering may purchase and sell the shares in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by such persons in connection with the offering. Stabilizing transactions consist of certain bids of purchases for the purpose of preventing or retarding a decline in the market price of the common stock. Short positions created by such persons involve the sale by such persons of a greater number of shares of common stock than they may be required to purchase in the offering. Certain persons participating in the offering also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the common stock are repurchased by such persons in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the common stock, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

         In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

         At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

         We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (i) such time as all of the shares have been disposed of pursuant to and in accordance with such registration statement or (ii) August 25, 1999.

                                  LEGAL MATTERS

         Hale and Dorr LLP will pass on the validity of the shares offered by this prospectus.

                                     EXPERTS

         The consolidated balance sheets of Sapient as of December 31, 1997 and 1996 and the consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.